Exhibit 10.1

CHINA VALVES TECHNOLOGY, INC.
ENGLISH TRANSLATION OF INDEPENDENT DIRECTOR AGREEMENT WITH PETER LI

Due to business requirement, China Valves Technology, Inc. (hereinafter referred to as “Party A” or “Company”), intends to employ Yichen Li (a.k.a. Peter Li) (hereinafter referred to as “Party B”) to be a director of Party A in accordance with the State’s relevant laws, regulations and rules on labor issues.  Based on the principles of equality, volunteer, and consultation, both Parties enter into this Agreement to establish relations and specify both Parties’ rights and obligations for mutual abidance.

1.  Term

This Agreement becomes effective on November 22, 2008.  Unless one party terminates the Agreement pursuant to the terms of this section, the term of the Agreement is two years. If no party gives a thirty-day notice prior to the termination of the Agreement, the Agreement will be automatically extended for one more year. The Agreement is at will and either party may terminate the Agreement with or without cause. In the event that either Party intends to terminate this Agreement, it shall notify the other Party in writing or by email thirty (30) days in advance.

Given that Party A’s investor, The Pinnacle Fund, has veto power to the appointment of Party B, if The Pinnacle Fund does not agree to Party B’s appointment, the Agreement will be void automatically.

2.  Position:

The position of Party B is independent director of Party A’s board of directors and the chairman of the Audit Committee.

3. Responsibilities:

1)
Party B provides consulting services to Party A as independent director and chairman of the Audit Committee. Party B is not deemed as a full-time employee of Party A and thus does not have insurance and other benefits other than the salary and the option.

2)	Party B shall keep all the business activities and trade secret of Party A confidential and shall not disclose to any third parties without permission of Party A.
3)
Party B agrees, during the contract term and within two (2) years after the expiration of the contract term, not to engage in any business which will compete with the business activities of Party A and not to join in any companies which compete with Party A.

4.  Remuneration:

Monthly salary: US $ 1,000 base salary
Date of payment: Party A will pay Party B the salaries for half year ($6,000) within one week after the Agreement becomes effective. Party A will pay Party B on a bi-yearly basis afterwards.
Method of payment for the remuneration: payment in US Dollar or in RMB according to the foreign exchange ratio on the date when the payment is actually made.

5.  Stock Options

Considering the actual work performance of Party B and upon approval of the Board of Directors, within three month of Party B’s employment, Party A will grant Party B stock options to purchase 45,000 shares of the Company’s common stock at the exercise price of $4 per share. In a period of two years, Party B may exercise 33.336% of his options (or 15,000 shares) on the first anniversary of her employment with the Company. Party B may exercise 8.333% of the remaining options (or 3,750 shares) every three months after the first anniversary until the options are fully exercised. The ceiling of the options should be the above-mentioned percentages. All unexercised options shall be carried over to the next exercise. Party A shall cancel all unexercised options after five years since the issuance of the options.

6.  Mediation and Arbitration

The disputes arising from the performance of this Agreement shall be resolved first through consultation.  In the event that the disputes can not be resolved through consultation, the disputes can be resolved through mediation by the Disputes Mediation Commission where Party A is located or through arbitration by the Labor Disputes Arbitration Commission where Party A is located within sixty (60) days after the disputes have arose.  If not satisfied with the arbitration awards, either Party may institute a lawsuit with the people’s court where Party A is located within fifteen (15) days after receiving the arbitration awards.

7.  Amendment

Any amendment to this Agreement shall not take into effect before the amendment is signed and recognized in writing by both Parties.

8.  Governing Law

This Agreement shall be governed by the laws of the People’s Republic of China.  During the contract term, in case of any discrepancy between the articles of this Agreement and the provisions of the law, the latter shall prevail.

Because Party A is an American public listing company, after conclusion of this Agreement, Party A is obliged to file an 8-K report on hiring Party B to SEC.  Party B shall also be obliged to provide Party A any materials required for filing 8-K report.  Meanwhile, all the behaviors and activities of Party B, as CFO of Party A, shall also be supervised and governed by SEC.

Party A or Representative (Signature or Seal)	Party B or Representative (Signature or Seal)
Signature: /s/ Siping Fang Siping Fang CEO, President and Chairman	Signature: /s/ Peter Li
Date: November 22, 2008	Date: November 22, 2008